AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT DATED SEPTEMBER 7, 2004

AS AMENDED DECEMBER 12, 2005

1.	The following shall be included at the end of Paragraph 5:

In addition to the foregoing, the Administrator shall, except as otherwise required by law, treat all consumers’ nonpublic personal financial information in compliance with the requirements of the Privacy Act and the Regulation S-P of the U.S. Securities and Exchange Commission.

The provisions of this paragraph 5 shall survive the termination of the Agreement.

2.         Paragraph 15.1 is hereby amended to reflect that any notice under the Agreement to Old Mutual Fund Services shall be delivered to 4643 South Ulster Street, Suite 600, Denver, CO 80237, Attention: General Counsel.

3.	Schedule A is hereby amended to state as follows:

Old Mutual Advisor Funds consists of the following Funds, each of which is subject to this Agreement:

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Balanced Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

Old Mutual Copper Rock Emerging Growth Fund

Old Mutual Analytic Defensive Equity Fund

Old Mutual Clay Finlay China Fund

Old Mutual Clay Finlay Emerging Markets Fund

Old Mutual International Equity Fund

Old Mutual Advisor Funds		Old Mutual Fund Services

By:	/s/ Mark E. Black	By:	/s/ Mark E. Black

Name:	Mark E. Black	Name:	Mark E. Black

Title:	Chief Financial Officer	Title:	Chief Financial Officer